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Exhibit 21

Subsidiaries of CH2M HILL Companies, Ltd.

1.
CH2M HILL Industrial Design Corporation, an Oregon corporation

2.
Operations Management International, Inc., a California corporation

3.
CH2M HILL, Inc. a Florida corporation

4.
CH2M HILL Hanford Group, Inc., a Delaware corporation

5.
Kaiser-Hill Company, LLC, a Colorado limited liability company

6.
CH2M HILL Holding, Inc., a Delaware corporation

7.
Lockwood Greene Engineers, Inc., a Massachusetts corporation

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  Subsidiaries of CH2M HILL Companies, Ltd.